Exhibit 16

Boyle CPA, LLC

Certified Public Accountants & Consultants

January 11, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549-7561

On January 11, 2023, we were notified that we were terminated as the independent registered public accounting firm of Yale Transaction Finders, Inc.

We have read the statements of Yale Transaction Finders, Inc. included under Item 4.01 on Form 8-K to be filed with the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC
Red Bank, NJ